Exhibit 1(c)

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:58 PM 10/08/2020
FILED 03:58 PM 10/08/2020
SR 20207728003 - File Number 7455167

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.                                      Name of Statutory Trust: ALTSHARES TRUST

2.                                      The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The Registered Office of the trust in the State of Delaware is 251 Little Falls Drive, Wilmington, De, 19808, and the name of the registered agent for service of process on the trust is Corporation Service Company. The business office of the said registered agent is identical with the said registered agent.

[set forth amendment(s)]

3.                                      (Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 8th day of October, 2020 A.D.

By:	/s/ John Orrico
Trustee

Name:	John Orrico
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